Exhibit 99.1

WorldQuest Networks Announces Termination Of
Merger Agreement With Ntera Holdings

DALLAS — Sept. 2, 2004 — WorldQuest Networks, Inc. (NASDAQ: WQNI), today announced that it has terminated its merger agreement with Ntera Holdings, Inc., because the merger could not be completed before an agreed-upon “drop dead” date of August 31, 2004. The proposed merger was announced March 17, 2004. Pursuant to the terms of the merger agreement, neither party will pay the other any termination fees or expenses.

“We are disappointed that we were unable to move forward with this transaction,” said B. Michael Adler, WorldQuest’s President and CEO. “Based on the parties’ inability to consummate the transaction on a timely basis, we determined that it was not in the best interests of WorldQuest’s shareholders to continue to pursue the proposed business combination at this time.”

Notice Regarding Forward-Looking Statements
This press release may contain forward-looking statements relating to future financial results of business expectations and, as a result, should be considered subject to the many uncertainties that exist in WorldQuest Networks’ operations and business environment. Business plans may change as a result of a number of factors. Such factors include, but are not limited to: the company’s expansion and acquisition strategy, the company’s ability to achieve operating efficiencies, the company’s dependence on network infrastructure, capacity, telecommunications carriers and other suppliers, industry pricing and technology trends, evolving industry standards, domestic and international regulatory matters, and general economic and business conditions. These risk factors and additional information are included in WorldQuest Networks’ filings with the Securities and Exchange Commission.

About WorldQuest Networks, Inc.
Based in Dallas, WorldQuest Networks, Inc., is an international Internet telephony company. WorldQuest’s customers utilize the company’s network of Internet gateways and other traditional networks to place long-distance calls online at discounted rates. WorldQuest’s Web site is www.wqn.com.

For more information contact:
Victor E. Grijalva
WorldQuest Networks, Inc.
972.361.1983
investor@wqn.com